EXHIBIT 99.1

Press Release Dated May 9, 2017

Geron Corporation Reports First Quarter 2017 Financial Results and Recent Events

MENLO PARK, Calif., May 9, 2017 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the first quarter ended March 31, 2017 and recent events.

First Quarter 2017 Results

For the first quarter of 2017, the company reported operating revenues of $537,000 and operating expenses of $8.0 million compared to $749,000 and $9.8 million, respectively, for the comparable 2016 period. Revenues for the first quarter of 2017 and 2016 included royalty and license fee revenues under various non-imetelstat license agreements. Net loss for the first quarter of 2017 was $7.2 million, or $0.05 per share, compared to $8.8 million, or $0.06 per share, for the comparable 2016 period. The company ended the first quarter of 2017 with $121.7 million in cash and investments.

Research and development expenses for the three months ended March 31, 2017 and 2016 were $3.4 million and $5.0 million, respectively, and largely reflect the company’s proportionate share of clinical development expenses under the imetelstat collaboration with Janssen Biotech, Inc. (Janssen). Higher research and development expenses in 2016 were primarily due to start-up costs for the initiation of IMerge, the Phase 2/3 trial in myelodysplastic syndromes being conducted by Janssen, in which the first patient was dosed in January 2016.

General and administrative expenses for the three months ended March 31, 2017 and 2016 were $4.7 million and $4.8 million, respectively. The decrease in general and administrative expenses in 2017 compared to 2016 primarily reflects reduced consulting costs.

Interest and other income for the three months ended March 31, 2017 and 2016 were $332,000 and $256,000, respectively. The increase in interest and other income in 2017 compared to 2016 primarily reflects higher yields on the company’s marketable securities portfolio.

“As a result of the second internal data reviews that were completed in April for the imetelstat clinical trials in myelodysplastic syndromes and myelofibrosis, both trials are continuing unmodified. For IMerge, the next step is a decision regarding the Phase 3 portion of the trial. If Janssen decides to move forward, we expect the Phase 3 portion to be open to patient enrollment in the fourth quarter. For IMbark, we expect Janssen to evaluate maturing data from the trial during the next year, including an assessment of overall survival,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “We continue to be pleased by the commitment to imetelstat shown by our colleagues at Janssen. Their conduct of these internal data reviews has highlighted to us the care and professional development expertise they are applying to this innovative drug.”

Recent Company Events

Imetelstat Clinical Development

The telomerase inhibitor imetelstat is being evaluated in two ongoing clinical trials, IMerge and IMbark, as conducted by Janssen under the terms of an exclusive worldwide license and collaboration agreement. IMerge is a Phase 2/3 clinical trial designed to evaluate imetelstat in transfusion dependent patients with IPSS low or intermediate-1 risk myelodysplastic syndromes (MDS) who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). IMbark is a Phase 2 clinical trial designed to evaluate two dose levels of imetelstat in patients with intermediate-2 or high risk myelofibrosis (MF) who have relapsed after or are refractory to prior treatment with a JAK inhibitor.

In April 2017, the second internal data reviews of IMerge and IMbark were completed. Based on these reviews, the Joint Steering Committee determined the following:

●	Both trials continue unmodified, and patients remaining in the treatment phases may continue to receive imetelstat.

●	The safety profile of imetelstat in both trials was consistent with prior clinical trials of imetelstat in hematologic malignancies, and no new safety signals were identified.

●

For IMerge, the benefit/risk profile of imetelstat in the Phase 2 patients supports continued development in lower risk MDS. A data package and proposed design refinements to the Phase 3 component of the trial are planned to be provided to the FDA. In addition, the Phase 2 data from IMerge are expected to be submitted for consideration for presentation at a medical conference in the future.

●

For IMbark, the current results suggest clinical benefit and a potential overall survival benefit associated with imetelstat treatment in relapsed or refractory MF. Enrollment of new patients to the trial remains suspended because the total number of patients enrolled to date is adequate to assess longer-term outcome measures, including overall survival, when the data are fully matured.

Geron expects further decisions by Janssen on the development of imetelstat will be informed by maturing efficacy and safety data from the trials, feedback from health authorities, and the totality of imetelstat program information, including an assessment of the evolving treatment landscapes in MDS and MF and the potential application of imetelstat in multiple hematologic malignancies.

Poster Presentation

Non-clinical data on imetelstat was presented as a poster by Janssen at the 2017 annual meeting of the American Association for Cancer Research in April:

●	Telomerase inhibitor imetelstat in combination with the BCL-2 inhibitor venetoclax enhances apoptosis in vitro and increases survival in vivo in acute myeloid leukemia (Abstract #1101)

Data presented described non-clinical results of imetelstat’s activity in combination with venetoclax, a selective BCL-2 inhibitor. In acute myeloid leukemia (AML) cell lines, telomerase expression and activity were decreased by imetelstat and further reduced in combination with venetoclax. In addition, imetelstat enhanced apoptosis induced by venetoclax in AML cell lines and AML patient samples. Combining imetelstat with venetoclax in an AML mouse model prolonged survival, with four of ten mice alive approximately 80 days after treatment was stopped.

The poster is available on Geron’s website at www.geron.com/presentations.

Annual Meeting of Stockholders

Geron’s Annual Meeting of Stockholders will be held at 4:00 p.m. PDT / 7:00 p.m. EDT today, May 9, 2017. Further information about the Annual Meeting is available on Geron’s website at www.geron.com on the homepage and in the Investors section under Events.

Due to the timing of the Annual Meeting this year, Geron management will not be hosting a separate first quarter conference call.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) continued development of imetelstat by Janssen for MDS in the Phase 3 portion of IMerge and continued conduct by Janssen of IMbark and/or IMerge; (ii) data that suggest clinical benefit and potential overall survival benefit of imetelstat in MF; (iii) a planned data package will be provided to the FDA for IMerge; (iv) that Janssen will evaluate more mature data including overall survival for IMbark; (v) potential outcomes of any data reviews conducted by Janssen for IMbark; (vi) any future presentation of data from current clinical trials of imetelstat by Janssen at a medical conference; (vii) the safety and efficacy of imetelstat; (viii) that if Janssen decides to proceed with the Phase 3 portion of IMerge, the clinical trial will be opened for patient enrollment in the fourth quarter of 2017; and (ix) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether Janssen decides to initiate the Phase 3 portion of IMerge and to continue to conduct IMerge and/or IMbark; (ii) whether imetelstat is safe and efficacious and will succeed in IMbark and/or IMerge by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (iii) whether health authorities permit IMbark and/or IMerge to continue to proceed under the existing protocols or any amendments thereto; (iv) Janssen’s ability to collect additional and more mature data from current clinical trials of imetelstat; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) any future efficacy or safety results from any clinical trial of imetelstat may cause the benefit/risk profile of imetelstat to become unacceptable; and (vii) patent coverage of imetelstat enables Janssen to successfully commercialize imetelstat. Additional information on the above-stated risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2017. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2017	2016
Revenues:
License fees and royalties	$537	$749

Operating expenses:
Research and development	3,374	5,033
General and administrative	4,657	4,793
Total operating expenses	8,031	9,826
Loss from operations	(7,494)	(9,077)

Interest and other income	332	256
Interest and other expense	(21)	(21)
Net loss	$(7,183)	$(8,842)

Basic and diluted net loss per share:
Net loss per share	$(0.05)	$(0.06)
Shares used in computing net loss per share	159,161,550	158,896,038

CONDENSED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2017	2016
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$15,129	$13,078
Current marketable securities	84,432	102,035
Other current assets	7,002	999
Total current assets	106,563	116,112

Noncurrent marketable securities	22,126	13,954
Property and equipment, net	158	183
	$128,847	$130,249

Current liabilities	$11,596	$7,869
Stockholders’ equity	117,251	122,380
	$128,847	$130,249

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2016.

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